Exhibit 10.25

ACCRETIVE HEALTH, INC.

401 N. Michigan Avenue

Suite 2700

Chicago, Illinois 60611

April 29, 2014

Mr. Joseph Flanagan

Re:	Amendment to Offer Letter

Dear Joe:

Reference is hereby made to that certain letter agreement by and between you and Accretive Health, Inc. (the “Company”) dated April 27, 2013 (the “Letter Agreement”). The Letter Agreement is hereby amended in accordance with Section 17 of the Letter Agreement as set forth herein (this “Amendment”), and to the extent that there is any conflict between the terms and conditions of this Amendment and the terms and conditions of the Letter Agreement, the terms and conditions of this Amendment will govern and prevail. Capitalized terms used herein, but not otherwise defined, will have the meanings attributed to such terms in the Letter Agreement. Except as specifically provided herein, the Letter Agreement will remain in full force and effect in accordance with all of the terms and conditions thereof.

Relocation. Your primary work location with the Company will be in Chicago, Illinois, and you will promptly relocate to the Chicago, Illinois metropolitan area. You will be entitled to relocation benefits commensurate with your position in accordance with the Company’s relocation program as in effect from time to time. In addition, upon presentation of appropriate written documentation, the Company will reimburse you during your employment with the Company for (a) monthly housing expenses incurred by you in the Chicago, Illinois metropolitan area from the date hereof through the second anniversary of the date hereof, up to a maximum of $6,000 per month, and (b) the cost of a one-time education consultant, up to a maximum of $2,000. Finally, the Company will arrange for the purchase of your current residence in Dallas, Texas in accordance with the Company’s “Guaranteed Offer Program” with OneSource.

Monthly Supplemental Cash Retention Bonus. During the period of your employment with the Company, you will be entitled to receive a monthly supplemental retention bonus in the amount of $25,000, payable in cash on a monthly basis in arrears on the last business day of each calendar month.

One-Time Cash Retention Bonus. You will receive an aggregate cash retention bonus in an amount equal to $1,700,000 (the “Retention Bonus”), payable on the second anniversary of the date of this Amendment, subject to your continued employment with the Company on such anniversary. Notwithstanding the foregoing, in the event that your employment with the Company terminates as a result of a termination by the Company without Cause or by you for Good Reason at any time prior to payment of the Retention Bonus, the Retention Bonus will be paid to you in a single cash lump sum within sixty (60) days following the date of such termination, subject to the provisions of Section 10(c) of the Letter Agreement. In addition, upon the occurrence of a Change in Control while you remain in the continued employment of the Company and prior to payment of the Retention Bonus, 50% of the unpaid the Retention Bonus will be paid to you in a single cash lump sum upon such Change in Control, with the remaining portion of the Retention Bonus to remain payable in accordance with the preceding two sentences of this paragraph 3.

Retention Equity Awards. Contemporaneously with your execution of this Amendment, you will be granted the following Company equity awards, subject to the approval of the Company’s stockholders of a share reserve increase under its 2010 Stock Incentive Plan on or prior to December 31, 2014 in a sufficient amount to cover such awards:

Nonstatutory Stock Option. A nonstatutory stock option to purchase 500,000 shares of the Company’s common stock to be subject to such terms and conditions as are set forth in a nonstatutory stock option agreement substantially in the form attached hereto as Exhibit A. In the event that the Company’s stockholders do not approve a share reserve increase under the 2010 Stock Incentive Plan on or prior to December 31, 2014 in a sufficient amount to cover the foregoing contemplated stock option grant, in lieu of such stock option grant, the Company will pay you cash amounts, at the times provided in the schedule below (collectively, the “Option Replacement Cash Award”), determined by multiplying (i) the excess (if any, or if none, zero) of the per share closing price of the Company’s common stock on the applicable vesting date set forth in the schedule below (or the immediately preceding trading date if such date is not a trading day) over the per share closing price of the Company’s common stock on the date of this Amendment, by (ii) the number of shares of common stock that would have become vested on the applicable vesting date set forth in the following schedule had the stock option grant contemplated by this Section 4(a) been granted on the date of this Amendment without any stockholder approval condition, subject to your continued employment on each applicable vesting date:

Vesting Date	Number of Shares	Payment Date
April 30, 2014, and the last date of each calendar month thereafter through February 29, 2016	20,833	The fifteenth (15th) day of the calendar month immediately following the applicable vesting date, except that amounts corresponding to the vesting dates from April 30, 2014 through December 31, 2014 will be paid on January 15, 2015

March 31, 2016	20,841	April 15, 2016

Notwithstanding the foregoing, in the event that your employment with the Company terminates as a result of a termination by the Company without Cause or by you for Good Reason, in either case, at any time prior to payment of the final installment payment contemplated by the foregoing schedule for the Option Replacement Cash Award, any unpaid portion of the Option Replacement Cash Award as of the date of such termination of employment will be paid to you in a single cash lump sum within sixty (60) days following the date of such termination, subject to the provisions of Section 10(c) of the Letter Agreement. In addition, in the event of a “Change in Control” (as defined in the Nonstatutory Stock Option Award Agreement by and between you and the Company dated April 27, 2013) while you remain in the continued employment of the Company and prior to payment of the final installment payment contemplated by the foregoing schedule for the Option Replacement Cash Award, 50% of the unpaid portion of the Option Replacement Cash Award as of the date of such Change in Control will be paid to you in a single cash lump sum upon such Change in Control, with the remaining portion of the Option Replacement Cash Award to remain payable in accordance with the preceding provisions of this paragraph 4(a), assuming the accelerated portion is applied on a pro rata basis to the remaining installment payments under the Option Replacement Cash Award.

The amount of the accelerated payments contemplated by the preceding paragraph will be determined by multiplying (x) the excess (if any, or if none, zero) of the per share closing price of the Company’s common stock on the date of such Change in Control or termination of employment (or the immediately preceding trading date if such date is not a trading day) over the per share closing price of the Company’s common stock on the date of this Amendment, by (y) the number of shares of common stock in respect of which you would have otherwise remained eligible for a cash payment following the date of such Change in Control or termination of employment in accordance with the schedule set forth above.

For the avoidance of doubt, in the event that the Company’s stockholders approve a share reserve increase under the 2010 Stock Incentive Plan on or prior to December 31, 2014 in a sufficient amount to cover the stock option grant contemplated by this Section 4(a), all of your rights with respect to the Option Replacement Cash Award will be null and void and without any legal force or effect whatsoever.

Restricted Stock. An award of 300,000 restricted shares of the Company’s common stock to be subject to such terms and conditions as are set forth in a restricted stock award agreement substantially in the form attached hereto as Exhibit B. In the event that the Company’s stockholders do not approve a share reserve increase under the 2010 Stock Incentive Plan on or prior to December 31, 2014 in a sufficient amount to cover the foregoing contemplated restricted stock award, in lieu of such restricted stock award, the Company will pay you cash amounts, at the times provided in the schedule below (collectively, the “Restricted Stock Replacement Cash Award”), determined by multiplying (i) the per share closing price of the Company’s common stock on the applicable vesting date set forth in the schedule below (or the immediately preceding trading date if such date is not a trading day), by (ii) the number of shares of common stock that would have become vested on the applicable vesting date set forth in the following schedule had the restricted stock award contemplated by this Section 4(b) been granted on the date of this Amendment without any stockholder approval condition, subject to your continued employment on each applicable vesting date:

Vesting Date	Number of Shares	Payment Date
April 30, 2014, and the last date of each calendar month thereafter through March 31, 2016	12,500	The fifteenth (15th) day of the calendar month immediately following the applicable vesting date, except that amounts corresponding to the vesting dates from April 30, 2014 through December 31, 2014 will be paid on January 15, 2015

Notwithstanding the foregoing, in the event that your employment with the Company terminates as a result of a termination by the Company without Cause or by you for Good Reason, in either case, at any time prior to payment of the final installment payment contemplated by the foregoing schedule for the Restricted Stock Replacement Cash Award, any unpaid portion of the Restricted Stock Replacement Cash Award as of the date of such termination of employment will be paid to you in a single cash lump sum within sixty (60) days following the date of such termination, subject to the provisions of Section 10(c) of the Letter Agreement. In addition, in the event of a “Change in Control” (as defined in the Restricted Stock Award Agreement by and between you and the Company dated April 27, 2013) while you remain in the continued employment of the Company and prior to payment of the final installment payment contemplated by the foregoing schedule for the Restricted Stock Replacement Cash Award, 50% of the unpaid portion of the Restricted Stock Replacement Cash Award as of the date of such Change in Control will be paid to you in a single cash lump sum upon such Change in Control, with the remaining portion of the Restricted Stock Replacement Cash Award to remain payable in accordance with the preceding provisions of this paragraph 4(b), assuming the accelerated portion is applied on a pro rata basis to the remaining installment payments under the Restricted Stock Replacement Cash Award.

The amount of the accelerated payments contemplated by the preceding paragraph will be determined by multiplying (x) the per share closing price of the Company’s common stock on the date of such Change in Control or termination of employment (or the immediately preceding trading date if such date is not a trading day), by (y) the number of shares of common stock in respect of which you would have otherwise remained eligible for a cash payment following the date of such Change in Control or termination of employment in accordance with the schedule set forth above.

For the avoidance of doubt, in the event that the Company’s stockholders approve a share reserve increase under the 2010 Stock Incentive Plan on or prior to December 31, 2014 in a sufficient amount to cover the restricted stock award contemplated by this Section 4(b), all of your rights with respect to the Restricted Stock Replacement Cash Award will be null and void and without any legal force or effect whatsoever.

Extension of Post-Termination Exercise Period under Sign-On Stock Option. Pursuant to Section 7(a) of the Letter Agreement, you were granted a nonstatutory option to purchase 800,000 shares of the Company’s common stock under a Nonstatutory Stock Option Award Agreement dated April 27, 2013. Notwithstanding any other provision in such Nonstatutory Stock Option Award Agreement to the contrary, in the event of your termination of employment by the Company without Cause or by you for Good Reason at any time, the vested portion of such nonstatutory stock option as of the date of such termination will remain exercisable for a period equal to sixty (60) days following the date of such termination, plus such additional period that corresponds to the period of your employment with the Company following the date of this Amendment (but in no event beyond the earlier of two (2) years following the date of such termination and the maximum stated term of the stock option under the award agreement).

Professional Fees. Upon presentation of appropriate documentation, the Company will pay or reimburse you for your reasonable counsel fees incurred in connection with the negotiation and documentation of this Amendment, up to a maximum of $50,000 which will be paid within sixty (60) days following the date hereof.

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This Amendment is intended to be a binding obligation on you and the Company. If this Amendment accurately reflects your understanding of your new compensation arrangements with the Company, please sign and date one copy of this Amendment and return the same to us for the Company’s records. You should make a copy of the executed Amendment for your records.

Very truly yours,

/s/ Daniel Zaccardo
Daniel A. Zaccardo
Senior Vice President, General Counsel and Corporate Secretary

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of this Amendment, and I hereby confirm my agreement to the same.

Dated: April 29, 2014	/s/ Joseph Flanagan
Joseph Flanagan

Signature Page - Amendment to Joseph Flanagan Offer Letter Agreement

EXHIBIT A

NONSTATUTORY STOCK OPTION AWARD AGREEMENT

EXHIBIT B

RESTRICTED STOCK AWARD AGREEMENT